Exhibit 99.1

For Immediate Release:	Contact:	Kenneth D. Masiello Chief Accounting Officer (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports First Quarter Results

•	Quarterly net income was $23.1 million, or $1.02 per share

•	Quarter-end Book Value per share was $39.38

Rye, New York, May 7, 2019 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the first quarter ended March 31, 2019.

Financial Highlights
($000s except per share data or as noted)

	Q1
	2019	2018

AUM - end of period (in millions)	$1,591	$1,560
Revenues	4,652	4,703
Operating loss before management fee	(4,616)	(4,250)
Investment and other non-operating income/(expense), net	38,721	(24,856)
Income/(loss) before income taxes	30,845	(29,106)
Net income/(loss)	23,147	(22,229)
Net income/(loss) per share – diluted	$1.02	$(0.95)
Shares outstanding at March 31 (thousands)	22,575	23,133

First Quarter Overview

First quarter revenues of $4.7 million were in line with the prior year quarter. Reflecting $0.3 million higher operating expenses, the operating loss was $4.6 million for the quarter compared to an operating loss of $4.3 million in last year’s first quarter.

Net investment and other non-operating income rose to $38.7 million, a $63.6 million swing from the $24.9 million loss in the first quarter of 2018, reflecting the mark-to-market increase in our investment portfolio.

AC recorded an income tax expense in the current quarter of $6.2 million versus a tax benefit of $6.7 million in the comparable quarter of 2018.

Net income for the first quarter of 2019 was $23.1 million, or $1.02 per share, compared to a net loss of $22.2 million, or $0.95 per share, in the prior year’s quarter.

Commitment to Community

Continuing with the tradition in place prior to our spin-off from GAMCO, (y)our Company gives back to the community.

Over our first three years as a public company, AC shareholders recommended approximately $15 million to charities of their choice that address a broad range of local, national and international concerns. Over 95 organizations received support through 2019.

Financial Condition

At March 31, 2019, AC’s book value was $889 million, or $39.38 per share, compared to $866 million, or $38.36 per share, at December 31, 2018.

First Quarter Results of Operations

Assets Under Management (AUM)

Assets under management at March 31, 2019 were $1.6 billion, an increase of $31.0 million from March 31, 2018. This increase reflects $31.8 million of net appreciation offset by $0.8 million of net capital outflows.

	March 31, 2019	December31, 2018	March 31, 2018
(in millions)
Event Merger Arbitrage	$1,401	$1,342	$1,407
Event-Driven Value	127	118	88
Other	63	60	65
Total AUM	$1,591	$1,520	$1,560

Revenues

Total operating revenues for the three months ended March 31, 2019 of $4.7 million were unchanged from the comparable prior year period:

•	Investment advisory fees increased to $2.7 million, up $0.2 million from the prior year period.
•	Institutional research services revenue was $1.9 million, down $0.2 million from the prior year period.

Incentive fees are not recognized until the measurement period ends and the fee is crystalized, typically annually on December 31.  If the measurement period had ended on March 31, we would have recognized $3.7 million of incentive fees versus a negligible incentive fee in the prior year quarter.

Investment and other non-operating income/(expense), net

During the quarter, investment and other non-operating income/(expense), net resulted in a gain of $38.7 million compared to a loss of $24.9 million in the first quarter of 2018. Portfolio mark-to-market changes were a gain of $35.0 million and a loss of $27.5 million in the 2019 and 2018 quarters, respectively. This was largely driven by investment gains due to the higher market values in the 2019 quarter, with $10.9 million attributable to the 3 million GAMCO shares held with the remainder from our diverse portfolio.

Business and Investment Highlights

Event-Driven Asset Management

Our merger arbitrage fund returned +2.04% net of fees (+2.81% gross) for the first quarter of 2019. Global M&A activity totaled $959 billion in the first quarter, making it the fourth highest total for a first quarter on record.  Healthcare, financials and technology were the most active sectors for consolidation in the first quarter. Our arb team expects dealmaking to remain vibrant as the drivers for M&A remain, including higher interest rates that are expected to contribute to wider deal spreads, and market volatility that creates opportunities to purchase shares of target companies at more favorable prices.

Institutional Research

In the first quarter, G.research, our institutional research services business, in cooperation with Gabelli Funds, concluded its 29th annual Pump, Valve, & Water Systems conference on February 28, 10th annual Specialty Chemicals on March 13 and 5th annual Waste & Environmental Services on March 26.  During the second quarter of 2019, we hosted the 13th annual Buffett/Berkshire-related Omaha Research Trip and will host the 11th annual Entertainment & Broadcasting Conference on June 6, 2019. If you’re interested in joining please contact C.V. McGinity at CMcGinity@gabelli.com at (914) 921-7732.

In addition, G.research continues to sponsor non-deal roadshows providing corporate management access to our institutional clients.

For frequent, real-time updates from our research team on social media platforms, we invite you to visit GabelliTV, our online portal, at YouTube (www.youtube.com/GabelliTV) or Facebook (www.facebook.com/GabelliTV).

Shareholder Compensation

During the first quarter, AC repurchased approximately 10,000 shares at an average investment of $40.03 per share, for a total outlay of $0.4 million.

At March 31, 2019, there were 3.6 million Class A shares and 19.0 million Class B shares outstanding, of which a private company controlled by our Executive Chairman owns approximately 18.4 million Class B shares.

Since the spin-off of the Company from GAMCO, we have returned approximately $103 million to shareholders through share repurchases and exchange offers representing approximately three million shares.

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO Investors, Inc. Our focus is on merger arbitrage and the creation of private equity. In concert with this we have created a special purpose acquisition vehicle in Italy (“SPAC”).

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, LLC, an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

NOTES ON NON-GAAP FINANCIAL MEASURES

Operating Loss Before Management Fee

Operating loss before management fee expense is used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense. The reconciliation of operating loss before management fee expense to operating loss is provided below.

	Q1
(In thousands)	2019	2018
Operating loss before management fee	$(4,616)	$(4,250)
Deduct: management fee expense	3,260	-
Operating loss	$(7,876)	$(4,250)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	March 31, 2019	December 31, 2018	March 31, 2018

ASSETS

Cash and cash equivalents	$396,020	$409,564	$283,972
Investments	495,806	439,876	549,255
Investment in GAMCO stock (3,016,501, 3,016,501 and 3,726,250 shares, respectively)	61,838	50,949	92,523
Receivable from brokers	26,980	24,629	18,535
Income taxes receivable and deferred tax assets, net	6,871	9,422	1,241
Other receivables	2,671	15,425	4,280
Other assets	4,510	4,568	5,537

Total assets	$994,696	$954,433	$955,343

LIABILITIES AND EQUITY

Payable to brokers	$17,423	$5,511	$5,621
Income taxes payable	7,222	3,577	-
Compensation payable	7,511	11,388	2,982
Securities sold short, not yet purchased	17,118	9,574	5,211
Accrued expenses and other liabilities	5,637	8,335	3,131
Sub-total	54,911	38,385	16,945

Redeemable noncontrolling interests (a)	50,781	49,800	50,604

Equity	889,004	866,248	927,794
4% PIK Note due from GAMCO	-	-	(40,000)
Total equity	889,004	866,248	887,794

Total liabilities and equity	$994,696	$954,433	$955,343

(a)	Represents third-party capital balances in consolidated investment funds.

Table II
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the quarter ended March 31,
	2019	2018

Investment advisory and incentive fees	$2,733	$2,529
Institutional research services	1,913	2,152
Other revenues	6	22
Total revenues	4,652	4,703

Compensation costs	5,896	6,324
Stock-based compensation	415	72
Other operating expenses	2,957	2,557
Total expenses	9,268	8,953

Operating loss before management fee	(4,616)	(4,250)

Investment gain/(loss)	34,979	(27,530)
Interest and dividend income from GAMCO	-	590
Interest and dividend income, net	3,742	2,084
Investment and other non-operating income/(expense), net	38,721	(24,856)

Gain/(loss) before management fee and income taxes	34,105	(29,106)
Management fee	3,260	-
Income/(loss) before income taxes	30,845	(29,106)
Income tax expense/(benefit)	6,191	(6,734)
Net income/(loss)	24,654	(22,372)
Net income/(loss) attributable to noncontrolling interests	1,507	(143)
Net income/(loss) attributable to Associated Capital Group, Inc.	$23,147	$(22,229)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$1.02	$(0.95)
Diluted	1.02	(0.95)

Weighted average shares outstanding:
Basic	22,584	23,508
Diluted	22,584	23,508

Actual shares outstanding - end of period	22,575	23,133

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.